EXHIBIT 10.59
SALARY STOCK AGREEMENT
     THIS SALARY STOCK AGREEMENT (the “Agreement”) is made as of the       day of                     ,                     , by and between Citizens Republic Bancorp, Inc. (the “Company”) and the undersigned grantee (the “Grantee”), pursuant to the Citizens Republic Bancorp, Inc. Stock Compensation Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meanings respectively ascribed to them in the Plan.
     WHEREAS, prior to the Grant Date, the Company received funding under the U. S. Treasury’s Capital Purchase Program and became subject to the Troubled Asset Relief Program and certain associated compensation restrictions under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and rules, regulations, programs and interpretations promulgated thereunder, including the Standards for Compensation and Corporate Governance and Interim Final Rule, as they may be amended from time to time (in the aggregate, “TARP”), and this award is subject to such compensation restrictions;
     WHEREAS, the Committee has determined that a percentage of Grantee’s 2010 salary increase shall be paid in the form of Restricted Stock under the Plan, net of applicable withholdings.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the parties as follows:
     1. Salary Stock Award. Subject to the terms and conditions hereof and of the Plan, $_______ (the “Total Salary Shares Amount”), representing _______% of the Grantee’s 2010 salary increase, shall be paid from the Plan in the form of fully Vested Restricted Stock, subject to the transfer restrictions set forth below (the “Salary Shares”), net of applicable withholdings.
     2. Grant Terms. The Salary Shares shall be issued in 26 periodic installments, corresponding to the Company’s bi-weekly payroll dates, commencing May 20, 2010, each payroll date individually constituting a Grant Date. The number of Salary Shares to be issued on a payroll date shall be determined by dividing the Total Salary Shares Amount by 26, subtracting minimum applicable tax withholdings (such result being referred to as the “Bi-Weekly Amount”), and dividing the Bi-Weekly amount by the Fair Market Value as of the Grant Date. Applicable tax withholdings shall be remitted by the Company to the appropriate taxing authorities in cash. If any fractional share results from the calculation, the number of shares issued shall be rounded down to the nearest whole number and the fraction shall be disregarded.
     3. Restrictions on Transfer. (a) Salary Shares shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the close of business on the earlier of the Grantee’s (i) death, (ii) Disability, (iii) retirement or (iv) termination of employment that would entitle Grantee to severance payments pursuant to the provisions of the Company’s Severance Pay Plan, as in effect from time to time (the “Severance Pay Plan”), or (v) May 4, 2012, at which time the transfer restrictions on the Salary Shares provided herein shall lapse, and the shares shall be freely transferable. For purposes of this Agreement, notwithstanding the definition in the Plan, “retirement” shall mean Grantee’s cessation of employment for reasons other than Cause following the later of Grantee’s 55th birthday and completion of five years of employment with the Company or an Affiliate. Further, all transfer restrictions shall lapse in the event of a Change in Control. In the event of Grantee’s separation from service for reasons other than those described in this paragraph, the shares shall remain subject to the restrictions set forth in this Section 3. Grantee’s right to future grants under this Agreement shall immediately terminate upon separation from service, except that Grantee shall be entitled to receive a final grant of Salary Shares with respect to compensation that had accrued as of the separation date but had not been paid.
     (b) Until the lapse of the transfer restrictions described in Section 3 on any Salary Shares, any certificate evidencing such Salary Shares shall carry the following restrictive legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Citizens Republic Bancorp, Inc. Stock Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated as of May 4, 2010. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of Citizens Republic Bancorp, Inc.

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     (c) The Company reserves the right to place stop transfer instructions on shares which are subject to the restrictions described in Section 3 of this Agreement. Grantee shall be entitled to removal of such legend and stop transfer instructions at the time or times provided by, and in accordance with, Section 10.3 of the Plan.
     4. Clawback. Grantee acknowledges that Salary Shares received pursuant to this Agreement are subject to all applicable clawback policies of the Company, including but not limited to recovery or “clawback” by the Company if the lapse of restrictions on Salary Shares violates TARP. Grantee acknowledges that this Agreement may be amended as necessary to comply with the requirements and/or limitations under TARP or any other federal requirements, which could include cancellation of all or a portion of the Salary Shares.
     5. Code Section 409A. It is intended that this Agreement and the Salary Shares granted hereunder shall be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If Salary Shares become subject to taxation under Code Section 409A, Grantee agrees that the Company, without the consent of Grantee, may modify this Agreement to the extent and in a manner that the Company deems necessary or advisable or shall take such other action or actions, including an amendment or action with retroactive effect, which the Company deems appropriate to keep the Salary Shares from being subject to Code Section 409A or to amend the Agreement to comply with Code Section 409A.
     6. Non-Assignability of Agreement. The rights to receive Salary Shares under this Agreement shall not be transferable. No purported assignment or transfer of this Agreement, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right whatsoever.
     7. Rights as Shareholder. Grantee shall be considered the record owner of the Salary Shares and shall have all the rights of a shareholder (including voting and dividend rights) with respect to the Salary Shares commencing on the Grant Date. Notwithstanding the foregoing, if any dividends or distributions are paid in shares of Common Stock while the transfer restrictions imposed by Section 3 are in effect, the shares received in connection with such dividend or other distribution shall be subject to the same restrictions on transferability as the Salary Shares with respect to which they were paid.
     8. Withholding. No later than the date as of which a portion of the Total Salary Shares Amount first becomes includible in the gross income of Grantee for federal income tax purposes, Grantee authorizes the Company to withhold from such portion to satisfy any associated income and employment tax withholding obligations prior to issuing Salary Shares in connection with such portion. If Grantee is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Grantee agrees to pay applicable taxes to the Company.
     9. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Secretary of the Company at the Company’s headquarters. All notices by the Company to Grantee shall be delivered to Grantee personally or addressed to Grantee at Grantee’s last residence address as then contained in the records of the Company or such other address as Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Grantee at Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.
     10. Governing Law. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws, and (b) is not valid unless it has been signed by Grantee and the Company.
     11. Provisions of Plan Controlling. The provisions of this Agreement are subject to the terms and provisions of the Plan. Except to the extent expressly provided in this Agreement and permitted by the Plan, in the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this Agreement but not otherwise defined shall have the meaning ascribed to them in the Plan.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GRANTEE	CITIZENS REPUBLIC BANCORP, INC.

By:

Its:

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Appendix to Salary Stock Agreement
The form of this Agreement was used in connection with the May 4, 2010 grant of shares of Company common stock as payment of base salary in the amounts listed to the following Named Executive Officers.

Name of Executive Officer	Dollar Amount of Grant
Cathleen H. Nash	$200,000

Judith L. Klawinski	$40,000

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